Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 22, 2020

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Announces Pre-Tax Gain of
$17.8 Million on Sale of Visa Inc. Class B Shares

Charleston, West Virginia – City Holding Company (“Company” or “City”) (NASDAQ:CHCO), a $5.0 billion bank holding company headquartered in Charleston, West Virginia, and parent company of City National Bank of West Virginia (“Bank”), today announced that the Bank had entered into an agreement to sell 86,605 shares of Visa Inc. Class B common stock at a pre-tax gain of approximately $17.8 million on January 17, 2020.

In March 2008, City National Bank received approximately 150,000 shares of Visa U.S.A., Inc. as part of its membership interest. Approximately 63,000 shares were redeemed as part of Visa’s initial public offering in 2008 and 86,605 shares were held as Visa Class B shares. The carrying value of the Visa Class B shares on the Company’s balance sheet was $0, as the Bank had no historical cost basis in the shares. This transaction is expected to settle in January 2020 and will be reported as a gain in the Company’s first quarter 2020 results.